Exhibit 99.1
Ferguson Reports Fourth Quarter and Year End Results
Strong Finish to the Year; Changes to Fiscal Year Announced
Fourth quarter highlights
-     Sales of $8.5 billion, an increase of 6.9%.
-    Gross margin of 31.7%, up 70 bps from prior year.
-    Operating margin of 10.9%, up 70 bps on prior year (11.4%, up 60 bps on an adjusted basis).
-     Diluted earnings per share of $3.55, up 59% ($3.48 on an adjusted basis up 16.8%).
-    Declared quarterly dividend of $0.83 per share.
-    Completed four acquisitions during the quarter.
-    Share repurchases of $189 million during the quarter.
-    Ferguson is changing its fiscal year-end from July 31 to December 31. Following a five-month transition period (August 1, 2025 to December 31, 2025), we will begin reporting on a calendar year basis effective January 1, 2026.
Full year highlights
-     Sales were $30.8 billion, an increase of 3.8%, with continued market share gains.
-    Gross margin of 30.7% was 20 bps ahead of last year.
-     Operating margin of 8.5%, down 40 bps on prior year (9.2%, down 30 bps on an adjusted basis).
-     Diluted earnings per share of $9.32, up 9.3% ($9.94, up 2.6% on an adjusted basis).
-    Strong cash generation with $1.9 billion in operating cash flow.
-    Declared dividends of $3.32 per share representing 5% growth over the prior year.
-    Invested $301 million in nine acquisitions, generating annualized revenue of approximately $300 million.
-    Share repurchases of $948 million during the year with an outstanding balance of approximately $1.0 billion remaining under the current share repurchase program at July 31, 2025.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.1x.

September 16, 2025, Newport News, VA-- Ferguson Enterprises Inc. (NYSE: FERG; LSE: FERG). Kevin Murphy, Ferguson CEO, commented “Our associates delivered strong results to finish the year, as they continued to serve our customers and execute our strategy in a challenging market environment. Throughout the year, we invested in key growth areas to drive further organic growth, completed nine acquisitions, grew our dividend and continued to execute our share buyback program, while maintaining a strong balance sheet. While we continue to operate in an uncertain environment, we remain confident in our markets over the medium term, leveraging multiyear tailwinds in both residential and non-residential markets as we invest to support the complex project needs of the water and air specialized professional.”

	Three months ended July 31,
US$ (In millions, except per share amounts)	2025		2024		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	8,497	8,497	7,946	7,946	+6.9%	+6.9%
Gross margin	31.7%	31.7%	31.0%	31.0%	+70 bps	+70 bps
Operating profit	925	972	811	857	+14.1%	+13.4%
Operating margin	10.9%	11.4%	10.2%	10.8%	+70 bps	+60 bps
Earnings per share - diluted	3.55	3.48	2.23	2.98	+59.2%	+16.8%
Adjusted EBITDA		1,029		906		+13.6%

	Twelve months ended July 31,
US$ (In millions, except per share amounts)	2025		2024		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	30,762	30,762	29,635	29,635	+3.8%	+3.8%
Gross margin	30.7%	30.7%	30.5%	30.5%	+20 bps	+20 bps
Operating profit	2,606	2,842	2,652	2,824	(1.7)%	+0.6%
Operating margin	8.5%	9.2%	8.9%	9.5%	(40) bps	(30) bps
Earnings per share - diluted	9.32	9.94	8.53	9.69	+9.3%	+2.6%
Adjusted EBITDA		3,059		3,015		+1.5%
Net debt(1) : Adjusted EBITDA		1.1x		1.1x
(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”
Summary of financial results
Fourth quarter
Net sales of $8.5 billion were 6.9% ahead of last year. Organic revenue grew 5.8% with a further 1.1% from acquisitions. Price inflation was approximately 2%.
Gross margin was 31.7%, an increase of 70 basis points over last year, driven by our associates’ strong execution and the timing and extent of supplier price increases. Operating expenses continued to be diligently managed while we continued to invest in core capabilities for future growth.
Reported operating profit of $925 million (10.9% operating margin) was 14.1% ahead of last year. Adjusted operating profit of $972 million (11.4% adjusted operating margin) was 13.4% ahead of last year.
Reported diluted earnings per share was $3.55 (Q4 2024: $2.23), an increase of 59.2% due to the increase in operating profit and the prior year comparable containing one-time, non-cash deferred tax charges arising from changes made to the corporate structure. Adjusted diluted earnings per share of $3.48 was 16.8% ahead of last year due to the increase in adjusted operating profit and the impact of share repurchases.

Full year
Net sales of $30.8 billion were 3.8% above last year. Organic revenue grew by 3.2% with an additional 1.0% from acquisitions, partially offset by 0.4% from one fewer selling day. Pricing during the year was slightly down.

Gross margin of 30.7% was 20 basis points ahead of last year. Reported operating profit was $2.6 billion (8.5% operating margin), 1.7% lower than last year. Adjusted operating profit of $2.8 billion (9.2% adjusted operating margin) was 0.6% above last year.

Reported diluted earnings per share was $9.32 (FY2024: $8.53), an increase of 9.3%, while adjusted diluted earnings per share of $9.94 increased 2.6% due to adjusted operating profit growth and the impact of share repurchases.
During the year we acquired nine businesses which in aggregate generate annualized revenue of approximately $300 million.
USA - fourth quarter
Net sales in the US business grew 7.1%, with organic revenue growth of 6.1% and a further 1.0% from acquisitions.
Residential end markets, representing approximately half of US revenue, remained muted. New residential housing starts and permit activity weakened during the second half of our fiscal year. Repair, maintenance and improvement (“RMI”) work has also remained soft. Overall, residential revenue was flat in the fourth quarter.
Non-residential end markets, representing approximately half of US revenue, showed continued resilience with non-residential revenue growing by approximately 15% in the fourth quarter. Non-residential waterworks projects saw solid demand in the quarter with strong growth in commercial and civil/infrastructure. We continued to see solid bidding and shipment activity on large capital projects.
Adjusted operating profit of $962 million was 14.0% or $118 million ahead of last year.
We completed four acquisitions during the quarter that included HPS Specialties, LLC, a manufacturer’s representative of HVAC, plumbing and hydronic supplies serving commercial mechanical and industrial engineering professionals in the Northeast and Mid-Atlantic regions. In addition, we acquired Ritchie Environmental Solutions, LLC, a process equipment manufacturer’s representative serving the water and wastewater treatment market in Virginia, Manufactured Duct & Supply Company, an HVAC supplies and parts distributor covering the Atlanta market, and Water Resources, Inc., an exclusive distributor of Neptune Technology Group products and water meters in the greater Chicago metro area.
Canada - fourth quarter
Net sales grew by 4.8%, with organic revenue growth of 0.3% and a further 4.9% contribution from acquisitions, partially offset by a 0.4% adverse impact from foreign exchange rates. Similar to the US business, non-residential end markets have been more resilient than residential end markets. Adjusted operating profit of $24 million was $2 million above prior year.

Segment overview

	Three months ended July 31,			Twelve months ended July 31,
US$ (In millions)	2025	2024	Change	2025	2024	Change
Net sales:
USA	8,059	7,528	+7.1%	29,269	28,195	3.8%
Canada	438	418	+4.8%	1,493	1,440	3.7%
Total net sales	8,497	7,946	+6.9%	30,762	29,635	3.8%

Adjusted operating profit:
USA	962	844	+14.0%	2,840	2,820	0.7%
Canada	24	22	+9.1%	66	60	10.0%
Central and other costs	(14)	(9)		(64)	(56)
Total adjusted operating profit	972	857	+13.4%	2,842	2,824	0.6%
Financial position
Net debt to adjusted EBITDA at July 31, 2025 was 1.1x and during the year we invested $0.3 billion in capital expenditures, paid $0.5 billion of dividends, invested $0.3 billion in nine acquisitions, and repurchased 5.0 million of our outstanding shares equating to $0.9 billion. We have a remaining outstanding balance of $1.0 billion under the current share repurchase program at July 31, 2025.
We have declared a quarterly dividend of $0.83. The dividend will be paid on November 7, 2025 to stockholders of record as of September 26, 2025. This brings the full year dividend to $3.32, representing a 5% increase over the prior year.
There have been no other significant changes to the financial position of the Company.
Changes to fiscal year and calendar 2025 guidance
Ferguson is changing its fiscal year-end from July 31 to December 31. This change allows our associates to remain focused on our customers during our busiest season. Following a five-month transition period (August 1, 2025 to December 31, 2025), we will begin reporting on a calendar year basis effective January 1, 2026. Relevant historical financial information and related non-GAAP reconciliations will be available in the appendix of the fourth quarter results presentation.
We will release earnings on December 9, 2025, covering the three-month period of August 1, 2025 through October 31, 2025. We plan to announce our five-month transition period results in late February 2026.
As a result of this change, we are providing guidance for the 2025 calendar year. Markets remain uncertain but we expect mid-single digit revenue growth with an adjusted operating margin range of 9.2% to 9.6% for the full year.

	Calendar 2024 Actuals January 1 - December 31, 2024 (Unaudited)	Calendar 2025 Guidance January 1 - December 31, 2025
Net sales	$29.8 billion	Mid-single digit growth
Adjusted operating margin*	9.1%	9.2% - 9.6%
Interest expense	$180 million	$180 - $200 million
Capital expenditures	$328 million	$300 - $350 million
Adjusted effective tax rate*		~26%

* The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
Christine Dwyer, Senior Director of Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. BST) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 233 4753
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 067663. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About Ferguson
Ferguson (NYSE: FERG; LSE: FERG) is the largest value-added distributor serving the water and air specialized professional in our $340B residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in Newport News, Va., Ferguson has sales of $30.8 billion (FY’25) and approximately 35,000 associates in over 1,700 locations. For more information, please visit corporate.ferguson.com.
Analyst resources
For further information on quarterly financial breakdowns, visit corporate.ferguson.com on the Investors menu under Analysts and Resources.
Financial calendar

Results for three-month period ending October 31, 2025	December 9, 2025 with call from 8:30 a.m. ET

Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate and the macroeconomic impact of factors beyond our control (including, among others, inflation/deflation, recession, labor and wage pressures, trade restrictions such as tariffs, sanctions and retaliatory countermeasures, interest rates, and geopolitical conditions); failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets and our ability to effectively manage inventory as a result; changes in competition, including as a result of market consolidation, new entrants, vertical integration or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”)); failure of a key information technology system or process as well as payment-related risks, including exposure to fraud or theft; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents, network security breaches or the use of AI; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability due to loss of key suppliers; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks and fleet incidents; risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; risks associated with sales of private label products, including regulatory, product liability and reputational risks and the adverse impact such sales may have on supplier relationships and rebates; the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws and accounting standards; our access to capital, indebtedness and changes in our credit ratings and outlook; fluctuations in product prices/costs (e.g., including as a result of the use of commodity-priced materials, inflation/deflation, trade restrictions and/or failure to qualify for or maintain supplier rebates) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings in the ordinary course of our business as well as any failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change; the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions; our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and London Stock Exchange and the costs associated therewith; the costs and risk exposure relating to sustainability matters and disclosures, including regulatory or legal requirements and disparate stakeholder expectations; and other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on September 25, 2024 and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth (or decline) is determined as the growth (or decline) in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, sales days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q4 2025		Q3 2025		Q2 2025		Q1 2025		Q4 2024
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
USA	7.1%	6.1%	4.5%	5.0%	3.0%	2.0%	0.5%	(0.4)%	1.3%	(0.2)%
Canada	4.8%	0.3%	(0.3)%	3.0%	3.2%	3.1%	6.3%	1.3%	2.0%	(1.2)%
Continuing operations	6.9%	5.8%	4.3%	5.0%	3.0%	2.1%	0.8%	(0.3)%	1.4%	(0.2)%
For further details regarding organic revenue growth, visit corporate.ferguson.com on the Investors menu under Analysts and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended		Twelve months ended
	July 31,		July 31,
(In millions)	2025	2024	2025	2024
Net income	$700	$451	$1,856	$1,735
Provision for income taxes	172	308	567	729
Interest expense, net	50	47	190	179
Other expense, net	3	5	(7)	9
Operating profit	925	811	2,606	2,652
Corporate restructuring expenses(1)	2	8	7	28
Business restructuring expenses(2)	5	—	73	—
Amortization of acquired intangibles	40	38	156	144
Adjusted Operating Profit	972	857	2,842	2,824
Depreciation and impairment of PP&E	50	42	187	162
Amortization and impairment of non-acquired intangibles	7	7	30	29
Adjusted EBITDA	$1,029	$906	$3,059	$3,015
(1) For the three and twelve months ended July 31, 2025, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our ultimate parent company’s domicile in the United States. For the three and twelve months ended July 31, 2024, corporate restructuring expenses related to incremental costs in connection with establishing the new corporate structure to domicile our ultimate parent company in the United States.
(2) For the three and twelve months ended July 31, 2025, business restructuring expenses related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of July 31,
(In millions)	2025	2024
Long-term debt	$3,752	$3,774
Short-term debt	400	150
Bank overdrafts(1)	5	1
Derivative liabilities	4	8
Cash and cash equivalents	(674)	(571)
Net debt	$3,487	$3,362
Adjusted EBITDA	$3,059	$3,015
Net Debt: Adjusted EBITDA	1.1x	1.1x
(1) Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheet.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	July 31,
(In millions, except per share amounts)	2025		2024
		per share(1)		per share(1)
Net income	$700	$3.55	$451	$2.23
Corporate restructuring expenses(2)	2	0.01	8	0.04
Business restructuring expenses(3)	5	0.03	—	—
Amortization of acquired intangibles	40	0.20	38	0.19
Discrete tax adjustments(4)	(49)	(0.25)	114	0.56
Tax impact on non-GAAP adjustments(5)	(11)	(0.06)	(9)	(0.04)
Adjusted net income	$687	$3.48	$602	$2.98

Diluted weighted average shares outstanding	197.3		202.3

	Twelve months ended
	July 31,
(In millions, except per share amounts)	2025		2024
		per share(1)		per share(1)
Net income	$1,856	$9.32	$1,735	$8.53
Corporate restructuring expenses(2)	7	0.03	28	0.14
Business restructuring expenses(3)	73	0.37	—	—
Amortization of acquired intangibles	156	0.78	144	0.71
Discrete tax adjustments(4)	(52)	(0.26)	101	0.49
Tax impact on non-GAAP adjustments(5)	(59)	(0.30)	(36)	(0.18)
Adjusted net income	$1,981	$9.94	$1,972	$9.69

Diluted weighted average shares outstanding	199.2		203.5
(1)Per share on a dilutive basis.
(2)For the three and twelve months ended July 31, 2025, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our ultimate parent company’s domicile in the United States. For the three and twelve months ended July 31, 2024, corporate restructuring expenses related to incremental costs in connection with establishing the new corporate structure to domicile our ultimate parent company in the United States.
(3)For the three and twelve months ended July 31, 2025, business restructuring expenses related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.
(4)For the three and twelve months ended July 31, 2025, discrete tax adjustments primarily related to the release of uncertain tax positions following the lapse of statute of limitations, as well as adjustments in connection with amended returns. For the three and twelve months ended July 31, 2024, discrete tax adjustments primarily related to non-recurring, non-cash deferred tax charges of $137 million, resulting from the elimination of certain pre-existing U.K. tax attributes as part of the establishment of our parent company’s domicile in the United States, partially offset by the release of uncertain tax positions, as well as the tax treatment of certain compensation items that were not individually significant.
(5)For the three and twelve months ended July 31, 2025, the tax impact on non-GAAP adjustments related to the restructuring expenses and the amortization of acquired intangibles. For the three and twelve months ended July 31, 2024, the tax impact of non-GAAP adjustments primarily related to the amortization of acquired intangibles.

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended		Twelve months ended
	July 31,		July 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Net sales	$8,497	$7,946	$30,762	$29,635
Cost of sales	(5,803)	(5,485)	(21,327)	(20,582)
Gross profit	2,694	2,461	9,435	9,053
Selling, general and administrative expenses	(1,665)	(1,563)	(6,376)	(6,038)
Restructuring and impairment expenses	(7)	—	(80)	(28)
Depreciation and amortization	(97)	(87)	(373)	(335)
Operating profit	925	811	2,606	2,652
Interest expense, net	(50)	(47)	(190)	(179)
Other income (expense), net	(3)	(5)	7	(9)
Income before income taxes	872	759	2,423	2,464
Provision for income taxes	(172)	(308)	(567)	(729)
Net income	$700	$451	$1,856	$1,735

Earnings per share - Basic	$3.55	$2.24	$9.33	$8.55

Earnings per share - Diluted	$3.55	$2.23	$9.32	$8.53

Weighted average number of shares outstanding:
Basic	197.0	201.7	198.9	202.9
Diluted	197.3	202.3	199.2	203.5

Ferguson Enterprises Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	As of July 31,
(In millions)	2025	2024
Assets
Cash and cash equivalents	$674	$571
Accounts receivable, net	3,964	3,602
Inventories	4,492	4,188
Prepaid and other current assets	945	1,020
Assets held for sale	71	29
Total current assets	10,146	9,410
Property, plant and equipment, net	1,846	1,752
Operating lease right-of-use assets	1,763	1,565
Deferred income taxes, net	225	181
Goodwill	2,464	2,357
Other non-current assets	1,285	1,307
Total assets	$17,729	$16,572

Liabilities and stockholders’ equity
Accounts payable	$3,577	$3,410
Other current liabilities	2,451	1,806
Total current liabilities	6,028	5,216
Long-term debt	3,752	3,774
Long-term portion of operating lease liabilities	1,367	1,198
Other long-term liabilities	750	768
Total liabilities	11,897	10,956
Total stockholders' equity	5,832	5,616
Total liabilities and stockholders' equity	$17,729	$16,572

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Twelve months ended
	July 31,
	2025	2024
Cash flows from operating activities:
Net income	$1,856	$1,735
Depreciation and amortization	373	335
Share-based compensation	28	49
Changes in inventories	(273)	(252)
Changes in receivables and other assets	(321)	(98)
Changes in accounts payable and other liabilities	278	11
Other operating activities	(33)	93
Net cash provided by operating activities	1,908	1,873
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(301)	(260)
Capital expenditures	(305)	(372)
Other investing activities	63	31
Net cash used in investing activities	(543)	(601)
Cash flows from financing activities:
Purchase of treasury shares	(948)	(634)
Proceeds from sale of treasury shares	—	17
Net change in debt and bank overdrafts	225	129
Cash dividends	(489)	(784)
Other financing activities	(74)	(41)
Net cash used in financing activities	(1,286)	(1,313)
Change in cash, cash equivalents and restricted cash	79	(41)
Effects of exchange rate changes	3	(3)
Cash, cash equivalents and restricted cash, beginning of period	625	669
Cash, cash equivalents and restricted cash, end of period	$707	$625